Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Exxon Mobil Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, without par value	Rule 457(c) and Rule 457(h)	9,458,031	$117.07	$1,107,251,689.17	0.00014760	$163,430.35
Total Offering Amounts					$1,107,251,689.17		$163,430.35
Total Fee Offsets							--
Net Fee Due							$163,430.35

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, without par value (“Common Stock”), of Exxon Mobil Corporation (the “Registrant”) (i) authorized for issuance under the Pioneer Natural Resources Company Amended and Restated 2006 Long-Term Incentive Plan (as amended, the “Pioneer Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Pioneer Plan by reason of any stock dividend, stock split or other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price per Unit and the Maximum Aggregate Offering Price are based on the average of the high ($118.47) and low ($115.66) prices of Common Stock as reported on the New York Stock Exchange on May 1, 2024.
(3)	Rounded up to the nearest penny.